Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 21, 2004 relating to the financial statements and financial statement schedule of ALLTEL Corporation, which appears in ALLTEL Corporation's Annual Report on Form 10-K for the year ended December 31, 2003.  We also consent to the incorporation by reference in this Registration Statement of our report dated June 24, 2003 relating to the financial statements, which appear in the Annual Report of ALLTEL Corporation 401(k) Plan on Form 11-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Little Rock, AR

June 1, 2004